UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 12, 2010

Trimol Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-28144	13-3859706
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1221 Avenue of the Americas, Suite 4200, New York, New York 10020
(Address of Principal Executive Office)

Registrant's telephone number, including area code:  (212) 554-4394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Trimol Group Inc (the “Company”) received a notice from Royal HTM Group Inc. (“Royal”) , its majority shareholder, dated March 12, 2010, wherein it advised the Company that on March 4, 2010, Aluminum Power Inc. (“API”) had assigned to Royal the Call Right granted to it under the Termination Agreement by and between the Company and API dated  May 30, 2008, as amended (the “Amended Termination Agreement”). Pursuant to the terms of the Amended Termination Agreement, API transferred 21,000,000 shares of the Company’s common stock owned by it (the “Shares”) to the Company to be utilized by it solely in connection with certain acquisitions that the Company was exploring provided that, in the event that the Company did not conclude any of such acquisitions, API was granted the right to require the Company to reconvey the Shares to it in consideration of a payment to it of $1,000.  No such acquisition was concluded.

On March 12, 2010 Royal exercised the call Right and remitted $1,000 to the Company. On March 15, 2010 the Company instructed its transfer agent to issue the Shares to Royal.  Upon the issuance of the Shares, Royal will own 69,275,000 shares of the Company’s common stock

Boris Birshtein, Chairman of the Board of Directors and Chief Executive Officer of the Company, is the President of API. API’s majority shareholder is Eontech Group, Inc. of which Birshtein Holdings, Ltd. is the majority shareholder. Mr. Birshtein directly controls Birshtein Holdings, Ltd.  Mr. Birshtein is the sole shareholder of Royal, Jack Braverman, Chief Financial Officer of the Company, is the President of Royal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMOL GROUP, INC.

By:	/s/ Boris Birshtein
Boris Birshtein
Chief Executive Officer

Date: March 17, 2010

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).